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                                                             EXHIBIT 1.A (6) (a)

                 RESTATED ARTICLES OF INCORPORATION OF
                      SECURITY LIFE AND ACCIDENT COMPANY
                             AS PRESENTLY AMENDED

     KNOW ALL MEN BY THESE PRESENTS, That pursuant to Section 7-2-112 Colorado Revised Statutes (1973), as amended, the following are Restated Articles of Incorporation of Security Life and Accident Company, which correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended, and these Restated Articles of Incorporation supersede the original Articles of Incorporation and all Amendments thereto:

                                   ARTICLE I

     The corporate name of our said company shall be

                      SECURITY LIFE AND ACCIDENT COMPANY

                                  ARTICLE II

     The objects and said purposes for which our said company is formed and incorporated are: To make insurance or reinsurance upon the lives of persons, and every insurance pertaining thereto or connected therewith, including health and accident insurance, and to grant, purchase or dispose of annuities.

                                  ARTICLE III

     The authorized capital stock of said company is $2,995,200 consisting of 1,497,600 shares of $2.00 par value COMMON STOCK which shall be divided into 1,364,500 shares of SERIES A COMMON STOCK having one (1) vote each, and 133,100 shares of SERIES B COMMON STOCK having eight (8) votes each. In no event shall each share of SERIES A COMMON STOCK have more than one-eighth (1/8th) the number of votes allowed to each share of SERIES B COMMON STOCK. Each share of each series shall share equally with each share of the other series of stock in all types of dividends, distributions and in the assets distributed in liquidation of the company. Any or all of such shares shall be issued by the company from time to time, for such consideration in money, property, or services as may be fixed by the Board of Directors without the necessity of action by the shareholders. All such shares shall be issued fully paid and non-assessable.

                                  ARTICLE IV

     The term of existence of our said company shall be perpetual.

                                   ARTICLE V

     The business and affairs of the company shall be under the control and management of a Board of Directors consisting of not less than five (5) and not more than seven (7) members, the
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number to be fixed by the bylaws of the company.

                                  ARTICLE VI

     The principal business and operations of our said company shall be conducted and carried on in the City and County of Denver, Sate of Colorado. However, the company shall have the right to conduct its business, carry on its operations, and have officers and exercise the powers granted by the corporation laws of the State of Colorado in any state, territory, district, or possession of the United States, or in any foreign country. The address of the company's registered offices is The Security Life Building, 1616 Glenarm Place, Denver, Colorado 80202, which is located in Denver County, Colorado, and the name of its registered agent is Shelby F. Harper, whose address is the Security Life Building 1616 Glenarm Place, Denver, Colorado 80202.

                                  ARTICLE VII

     The Board of Directors and shareholders of our said company shall have the power to meet and transact any business which they are empowered to transact in any state, territory, district, or possession of the United States, or in any foreign country that may be designated by the bylaws of the company, or by order of the Board of Directors.

                                 ARTICLE VIII

     Cumulative voting shall not be allowed at any stockholders meeting of our said company.

                                  ARTICLE IX

     The Board of Directors shall have the power to enact, alter, amend and repeal such bylaws not inconsistent with the laws of the State of Colorado and these Articles of Incorporation as it may deem best for the management of the corporation.

                                   ARTICLE X

     Shareholders shall not have a preemptive right to subscribe for additional shares of the corporation issued from time to time by the Board of Directors.

                                  ARTICLE XI

     A majority of the votes entitled to be cast by the shareholders, exclusive of any votes attributable to unissued or treasury stock, shall be necessary to constitute a quorum at meetings of shareholders.

                                  ARTICLE XII

     The Board of Directors of the company shall have the powers to indemnify any director or
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officer or former director or officer of the corporation or any person who may have served at its request as a director or officer of another corporation in which this company owns shares of capital stock or of which this company is a creditor, and the personal representatives of all such persons, against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall he adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. "Expenses actually and necessarily incurred" shall be deemed to include the cost to such director or officer of reasonable settlements made with the consent of the company, including amounts paid with such consent upon a plea of nolo contendere or similar plea. Such indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled, under any bylaw, agreement, vote of shareholders, or otherwise.

ATTEST:                                 SECURITY LIFE AND ACCIDENT COMPANY


/s/ Shelby F. Harper                    By:  /s/ Fred A. Deering
Shelby F. Harper, Secretary             Fred A. Deering


STATE OF COLORADO                    )
                                     ) SS.
CITY AND COUNTY OF DENVER            )

     I Denise C. Crumbaker, a notary public within and for said city and county, in the state aforesaid, do hereby certify that FRED A. DEERING and SHELBY F. HARPER, known to me to be the persons whose names are subscribed to the annexed and foregoing Restated Articles of Incorporation, appeared before me this day in person, and severally acknowledged that they signed, sealed and delivered the said instrument of writing as their free and voluntary act and deed for the uses and purposes therein set forth, and that the statements therein contained are true.

     Given under my hand and notarial seal this 16th day of February, 1977.

     My commission expires:  My Commission expires Nov. 12, 1977

                                        /s/ Denise C. Crumbaker